Pricing Supplement Dated December 7, 1999	                   Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                     File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Bear Stearns
Principal Amount:            $150,000,000.00
Agent's Discount
  or Commission:             $204,000.00
Net Proceeds to Company:     $149,796,000.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  12/08/99
Maturity Date:               12/09/02
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each March 9, June 9, September 9, and December 9
                        The first interest reset date will be December 8,
                        1999.
The final reset date will be September 9, 2002.
Interest Payment Dates: Each March 9, June 9, September 9, and December 9
                        commencing March 9, 2000 and ending December 9, 2002.
Index Maturity:         3 Months
Spread (+/-):           +.20%

Day Count Convention:
      /X/ Actual/360 for the period from 12/08/99 to 12/09/02
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: / /  Principal               /X/  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      / / The Notes are beings offered at a fixed initial public offering price of XX% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.